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DONAL QUINN SUPPLEMENTAL PENSION ARRANGEMENT                       EXHIBIT 10.14

         Dade Behring has agreed to provide a supplemental annual annuity payable at age 65 to Mr. Quinn based on an additional notional Dade Behring contribution to the German Pension Plan of 50,000 DEM for each of 2001 and 2002 and 60,000 DEM for each additional year of employment with Dade Behring through 2011.

         In addition, Dade Behring has agreed that in the event that Mr. Quinn terminates employment prior to completing ten years of service with Dade Behring and forfeits the employer provided benefit under the German Pension Plan, Dade Behring will provide him with a retirement benefit equivalent to the employer provided amount he would have received had he been fully vested in the benefit accrued to the date of his termination of employment.

         This benefit would be payable at the time Donal Quinn would otherwise be eligible to receive a retirement benefit (normal retirement age-
65) and would be payable in the form of an annuity, the same form of benefit payable from the German Pension Plan. The benefit would not include any amounts based on Donal Quinn's own contributions that would be returned to him upon his termination of employment.

         This payment guarantee is contingent on Mr. Quinn terminating his employment prior to achieving ten years of service with Dade Behring. If Mr. Quinn remains in employment with Dade Behring or its successor beyond July 2008, at which time he becomes eligible for a benefit under the German Pension Plan this portion of the agreement will become inoperative.